Exhibit 99.1

HFF, Inc. reports third quarter 2015 financial and transaction production results

PITTSBURGH, PA – November 3, 2015 - HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the third quarter of 2015. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Third Quarter 2015 Highlights

•	Revenue grew to $113.7 million, which is a 1.0% year-over-year increase.

•	Net income per diluted share improved 6.4% to $0.50 per diluted share, as compared to $0.47 during the prior year’s third quarter.

•	Adjusted EBITDA decreased 1.0% from third quarter of 2014 to $31.3 million.

First Nine Months of 2015 Highlights

•	Revenue grew to $332.9 million, which is a 17.5% year-over-year increase over the same period in 2014.

•	Net income per diluted share improved 42.9% to $1.30 per diluted share, as compared to $0.91 during the prior year’s first nine months.

•	Adjusted EBITDA increased 26.9% year-over-year to $84.4 million.

“Transaction volumes in the U.S. commercial real estate industry for the third quarter of 2015 were relatively flat as compared to the same period in 2014 given several factors. These factors include, but are not limited to, general economic uncertainty regarding global growth; a widening of debt spreads increasing the cost of debt capital during the third quarter of 2015; and real estate investors, owners and operators extending the time frame to close transactions to determine if the increase in debt service cost is an anomaly or suggestive of a continuing trend. In our opinion, the flat transaction level during the third quarter of 2015 for the industry was, in part, due to the factors mentioned above and does not change our views of the overall fundamentals that support the transactional activity for the commercial real estate industry,” said Mark Gibson, chief executive officer of HFF.

HFF reports third quarter 2015 financial results

“We are very pleased with our performance for the first nine months of 2015. Increases in debt placement and investment sale transaction volumes drove revenue, Adjusted EBITDA and margins higher. We continue to benefit from our integrated platform, as well as the outstanding efforts of our associates who provide value-added solutions and services to our clients. We believe our unique partnership culture, our capital markets centric business model, our strong balance sheet, and the strategic investments we have made in our business should allow the firm to continue to increase its market presence in the real estate transaction services business,” added Mark Gibson.

Results for the Third Quarter Ended September 30, 2015

The Company reported revenue of $113.7 million for the third quarter of 2015, which represents an increase of $1.1 million, or 1.0% compared to revenue of $112.6 million for the third quarter of 2014. The Company generated operating income of $23.9 million during the third quarter of 2015, a decrease of $1.9 million, or 7.4% when compared to operating income of $25.8 million for the third quarter of 2014. This decrease in operating income is primarily due to an increase in operating costs such as (a) increases in the Company’s compensation-related costs and other operating expenses associated with the net growth in headcount of 95 associates during the last twelve months and (b) increases in other operating expenses.

Interest and other income, net, totaled $8.0 million in the third quarter of 2015, an increase of $3.8 million, or 92.8%, when compared to $4.1 million in the third quarter of 2014. This increase is primarily a result of additional income recognized upon the initial valuation of the Company’s mortgage servicing rights as well as an increase in securitization and other agency-related income.

The Company reported net income for the quarter ended September 30, 2015 of $19.3 million, an increase of approximately $1.2 million, or 6.8%, when compared to net income of $18.0 million for the quarter ended September 30, 2014. For the quarter ended September 30, 2015 net income per diluted share was $0.50 compared to $0.47 for the third quarter of 2014. The increase of $0.03 represents a 6.4% year-over-year improvement.

HFF reports third quarter 2015 financial results

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the third quarter of 2015 was $31.3 million, which represents a decrease of $0.3 million, or 1.0%, when compared to $31.6 million in the third quarter of 2014. This decrease in Adjusted EBITDA is attributable to the increases in operating expenses which were partially offset by an increase in securitization and other agency-related income. The Adjusted EBITDA margin for the third quarter of 2015 was 27.5%, a 60 basis point decrease compared to the Adjusted EBITDA margin of 28.1% in the third quarter of 2014.

Results for the Nine Months Ended September 30, 2015

The Company reported revenue of $332.9 million for the nine months ended September 30, 2015, which represents an increase of $49.5 million, or 17.5% compared to revenues for the first nine months of 2014 of $283.4 million. The Company generated operating income of $60.8 million during the first nine months of 2015, an increase of $13.2 million, or 27.7% when compared to operating income of $47.6 million for the first nine months of 2014. This increase in operating income is primarily due to the 17.5% increase in revenue and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 95 associates during the last twelve months, (b) an increase in contractual performance-based incentives for recruited transaction professionals and (c) increases in other operating expenses due to the growth in transactional activity and the increase in headcount. These increases were partially offset by a reduction in non-cash stock compensation expense.

Interest and other income, net, totaled $23.0 million for the nine months ended September 30, 2015, an increase of $12.7 million, or 123.5%, when compared to $10.3 million for the nine months ended September 30, 2014. This increase is primarily a result of additional income recognized upon the initial valuation of the Company’s mortgage servicing rights as well as an increase in securitization and other agency-related income.

The Company reported net income for the nine month period ended September 30, 2015 of $49.8 million, an increase of approximately $15.5 million, or 45.1%, when compared to net income of $34.3 million for the nine month period ended September 30, 2014. For the nine month period ended September 30, 2015, net income per diluted share was $1.30 compared to $0.91 for the nine month period ended September 30, 2014. The increase of $0.39 represents a 42.9% year-over-year improvement.

HFF reports third quarter 2015 financial results

Adjusted EBITDA for the nine month period ended September 30, 2015 was $84.4 million, which represents an increase of $17.9 million, or 26.9%, when compared to $66.6 million in the comparable period in 2014. This increase in Adjusted EBITDA is attributable to the increases in operating income as well as increases in securitization and other agency-related income. The Adjusted EBITDA margin for the nine month period ended September 30, 2015 was 25.4%, a 190 basis point increase, compared to the Adjusted EBITDA margin of 23.5% in the comparable period in 2014.

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2015	2014	2015	2014

Revenue	$113,685	$112,611	$332,948	$283,429

Operating expenses:
Cost of services	63,549	63,761	189,270	163,178
Operating, administrative and other	23,947	21,101	76,271	66,742
Depreciation and amortization	2,323	1,966	6,604	5,902

Total expenses	89,819	86,828	272,145	235,822

Operating income	23,866	25,783	60,803	47,607

Interest and other income, net	7,989	4,144	23,006	10,295
Interest expense	(13)	(16)	(35)	(32)
(Increase) decrease in payable under the tax receivable agreement	1,052	299	2,143	800

Income before income taxes	32,894	30,210	85,917	58,670

Income tax expense	13,638	12,184	36,078	24,329

Net income	$19,256	$18,026	$49,839	$34,341

Earnings per share - basic	$0.51	$0.48	$1.31	$0.91
Earnings per share - diluted	$0.50	$0.47	$1.30	$0.91
Weighted average shares outstanding - basic	38,001,399	37,826,081	37,963,954	37,735,463
Weighted average shares outstanding - diluted	38,554,028	38,096,432	38,394,930	37,906,251

Adjusted EBITDA	$31,285	$31,604	$84,435	$66,559

HFF reports third quarter 2015 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Third Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended September 30,
By Platform	2015		2014		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$9,087,875	335	$8,722,001	288	$365,874	4.2%	47	16.3%
Investment Sales	7,690,984	155	7,930,106	153	(239,122)	-3.0%	2	1.3%
Equity Placement	611,396	25	924,242	27	(312,846)	-33.8%	(2)	-7.4%
Loan Sales	107,278	8	24,800	3	82,478	332.6%	5	166.7%

Total Transaction Volume	$17,497,533	523	$17,601,149	471	$(103,616)	-0.6%	52	11.0%

Average Transaction Size	$33,456		$37,370		$(3,914)	-10.5%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,220,300		$2,552,000		$668,300	26.2%
Loan Servicing Portfolio Balance	$47,293,808	2,631	$37,083,193	2,418	$10,210,615	27.5%	213	8.8%

Production volumes for the third quarter of 2015 totaled approximately $17.5 billion on 523 transactions representing a 0.6% decrease in production volume and an 11.0% increase in the number of transactions when compared to the production volumes of approximately $17.6 billion on 471 transactions for the third quarter of 2014. The average transaction size for the third quarter of 2015 was $33.5 million, which is approximately 10.5% lower than the comparable figure of approximately $37.4 million for the third quarter of 2014.

•	Debt Placement production volume was approximately $9.1 billion in the third quarter of 2015, representing an increase of 4.2% over third quarter of 2014 volume of approximately $8.7 billion.

•	Investment Sales production volume was approximately $7.7 billion in the third quarter of 2015, a decrease of 3.0% from third quarter of 2014 volume of approximately $7.9 billion.

•	Equity Placement production volume was approximately $0.6 billion in the third quarter of 2015, a decrease of 33.8% from the third quarter of 2014 volume of approximately $0.9 billion.

HFF reports third quarter 2015 financial results

•	Loan Sales production volume was approximately $107.3 million for the third quarter of 2015, an increase of 332.6% over the $24.8 million of volume in third quarter 2014.

•	At the end of the third quarter of 2015, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $3.2 billion compared to approximately $2.6 billion at the end of the third quarter of 2014, representing a 26.2% increase.

•	The principal balance of the Company’s Loan Servicing portfolio reached $47.3 billion at the end of the third quarter of 2015, representing an increase of approximately $10.2 billion, or 27.5%, from $37.1 billion at the end of the third quarter of 2014.

Nine Month Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Nine Months Ended September 30,
By Platform	2015		2014		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$26,740,095	928	$19,971,713	742	$6,768,382	33.9%	186	25.1%
Investment Sales	21,284,014	509	19,457,571	399	1,826,443	9.4%	110	27.6%
Equity Placement	2,252,214	87	2,631,953	81	(379,739)	-14.4%	6	7.4%
Loan Sales	458,417	23	125,232	11	333,185	266.1%	12	109.1%

Total Transaction Volume	$50,734,740	1,547	$42,186,469	1,233	$8,548,271	20.3%	314	25.5%

Average Transaction Size	$32,796		$34,214		$(1,419)	-4.1%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,220,300		$2,552,000		$668,300	26.2%
Loan Servicing Portfolio Balance	$47,293,808	2,631	$37,083,193	2,418	$10,210,615	27.5%	213	8.8%

Production volumes for the nine months ended September 30, 2015 totaled approximately $50.7 billion on 1,547 transactions, representing a 20.3% increase in production volume and a 25.5% increase in the number of transactions when compared to the production volumes of approximately $42.2 billion on 1,233 transactions for the comparable period in 2014. The average transaction size for the nine months ended September 30, 2015 was $32.8 million, representing a 4.1% decrease from the comparable figure of $34.2 million in the nine months ended September 30, 2014. There was one unusually large investment sales transaction during the first nine months of 2014. If the 2014 production volumes were adjusted to exclude this large transaction, the Company’s 2015 production volume would have increased by 23.6%.

HFF reports third quarter 2015 financial results

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 798 associates as of September 30, 2015, which represents a net increase of 95, or 13.5%, over the comparable total of 703 associates as of September 30, 2014. HFF’s total number of transaction professionals reached 290 as of September 30, 2015, which represents a net increase of 15, or 5.5% over the comparable total of 275 transaction professionals as of September 30, 2014. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in 17 of the Company’s 22 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss third quarter 2015 financial results on November 3, 2015 at 6:00 p.m. Eastern Time. To listen, participants should dial 877-546-5020 (U.S. callers) or 857-244-7552 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 79199204. A replay will become available after 10:00 p.m. Eastern Time on November 3, 2015 and will continue through November 10, 2015, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 37696288.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on November 3, 2015 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports third quarter 2015 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 22 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports third quarter 2015 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$178,563	$232,053
Accounts receivable, receivable from affiliate and prepaids	10,189	5,474
Mortgage notes receivable	85,715	185,128
Property, plant and equipment, net	12,469	10,173
Deferred tax asset, net	133,756	146,050
Intangible assets, net	30,933	24,359
Other noncurrent assets	2,391	1,015

Total assets	$454,016	$604,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$85,715	$185,128
Accrued compensation, accounts payable and other current liabilities	59,770	90,453
Long-term debt (includes current portion)	990	766
Deferred rent credit and other liabilities	8,426	7,304
Payable under the tax receivable agreement	121,191	134,156

Total liabilities	276,092	417,807
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,835,667 and 37,677,981 shares outstanding, respectively	383	381
Additional paid in capital	114,800	101,148
Treasury stock	(11,418)	(9,042)
Retained earnings	74,159	93,958

Total equity	177,924	186,445

Total liabilities and stockholders’ equity	$454,016	$604,252

HFF reports third quarter 2015 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports third quarter 2015 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and nine months ended September 30, 2015 and 2014:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2015	2014	2015	2014

Net income	$19,256	$18,026	$49,839	$34,341
Add:
Interest expense	13	16	35	32
Income tax expense	13,638	12,184	36,078	24,329
Depreciation and amortization	2,323	1,966	6,604	5,902
Stock-based compensation	1,850	1,578	6,394	8,243
Initial recording of mortgage servicing rights	(4,743)	(1,867)	(12,372)	(5,488)
Increase (decrease) in payable under the tax receivable agreement	(1,052)	(299)	(2,143)	(800)

Adjusted EBITDA	$31,285	$31,604	$84,435	$66,559

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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